Exhibit 99.1

Notice of Amendment of Financial Forecast

August 24, 2021

1.	Forecasted Operating Results for the Year Ending December 31, 2021

The Company has revised its financial results forecast for the year ending December 31, 2021 as previously disclosed on May 12, 2021.

The following table contains the forecasted financial results for the year ending December 31, 2021 (in thousands, except for per share amounts):

(Unaudited)
Year Ending December 31,	Revenue	Income From Operations	Income Before Income Taxes	Net Income	Non-GAAP Net Income (1)
2021 Forecast - Current	$61,873	$15,673	$15,704	$13,369	$14,886
	¥6,774,475	¥1,716,037	¥1,719,431	¥1,463,772	¥1,629,868
2021 Forecast - Previous	$56,056	$12,005	$12,010	$10,056	$11,352
	¥6,137,571	¥1,314,427	¥1,314,975	¥1,101,031	¥1,242,930
Amount Change	$5,817	$3,668	$3,694	$3,313	$3,534
	¥636,904	¥401,610	¥404,456	¥362,740	¥386,938
Percentage Change	10.4%	30.6%	30.8%	32.9%	31.1%
2020 Actual	$34,339	$3,698	$3,916	$3,342	$4,610
	¥3,759,777	¥404,894	¥428,763	¥365,916	¥504,749

(Unaudited)
Year Ending December 31,	Basic EPS (2)	Diluted EPS (2)	Non-GAAP Basic EPS	Non-GAAP Diluted EPS
2021 Forecast - Current	$0.75	$0.72	$0.83	$0.80
	¥82	¥79	¥91	¥88
2021 Forecast - Previous	$0.55	$0.54	$0.63	$0.61
	¥60	¥59	¥69	¥67
Amount Change	$0.20	$0.18	$0.20	$0.19
	¥22	¥20	¥22	¥21
Percentage Change	36.4%	33.3%	31.7%	31.1%
2020 Actual	$0.19	$0.19	$0.26	$0.26
	¥21	¥21	¥28	¥28

(1)

Amounts were converted at 109.49 Japanese yen per U.S. dollar, which was the Telegraphic Transfer Middle Rate as per MUFG Bank, Ltd. (formerly Bank of Tokyo-Mitsubishi UFJ) as of July 30, 2021. This rate is also used for amounts disclosed in Japanese yen for the previous financial result forecast for the year ending December 31, 2021 and the actual financial result for the year ended December 31, 2020 in order to exclude the impact from the change in foreign currency exchange rates when comparing these financial results, which is permitted according to the current disclosure requirements for Shuusei in Japan.

(2)	The forecasted basic earnings per share (“EPS”) for the year ending December 31, 2021 was computed using a forecasted weighted-average shares outstanding.

2.	Revised Fiscal 2021 Guidance

Although the Company was seeing increasing demand from its customers for the second half of 2021, the Company found it difficult to project its available production capacity due to the global shortages in semiconductor manufacturing capacity since 2020. Recently, the Company’s visibility of its production capacity for the remainder of 2021 has improved. Therefore, the Company is revising its forecast.

The Company believes it has secured adequate manufacturing capacity in order to generate the revised forecast revenue.

The above forecast amounts are based on certain assumptions made by the Company’s management as of the date hereof including that current manufacturing constraints do not deteriorate further, that the political landscape does not deteriorate, that COVID-19 does not significantly harm the global economy and decrease demand for the Company’s products, and that manufacturing subcontractors do not have to shut down or reduce their operations due to natural disasters or other incidents.

Since it is difficult to predict the future spread of COVID-19 and the timing of its cessation, the Company has calculated the forecast figures based on the assumption that COVID-19 will continue to have the same level of impact during fiscal year 2021 as it does at present.